FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 11, 2016	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2015 Results

West Des Moines, Iowa, February 11, 2016 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2015	2014
Net income attributable to FBL Financial Group	$30,905	$28,148
Operating income	25,984	28,347
Earnings per common share (assuming dilution):
Net income	1.23	1.13
Operating income	1.04	1.13

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the fourth quarter of 2015 of $30.9 million, or $1.23 per diluted common share, compared to $28.1 million, or $1.13 per diluted common share, for the fourth quarter of 2014.

Operating Income(1). Operating income totaled $26.0 million, or $1.04 per common share, for the fourth quarter of 2015, compared to $28.3 million, or $1.13 per common share, for the fourth quarter of 2014. Fourth quarter 2015 operating income per share reflects:

•	A growing book of profitable business

•	Investment fee income of $0.05 per share, primarily due to higher than expected bond prepayments

•	An increase in death benefits compared to the fourth quarter of 2014

•	Unfavorable impact of $0.02 per share from unlocking mortality assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I’m pleased to report that FBL Financial Group had very strong financial performance in the fourth quarter with net income of $1.23 per share and operating income of $1.04 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "These results reflect the strength of our strategies to manage spreads and expenses while continuing to maintain a strong capital position. As I look back on 2015, I am especially proud of the growth in our agency force. As we move forward in 2016, we remain focused on supporting our Farm Bureau Financial Services agents, building relationships with our clients and fulfilling our purpose of protecting livelihoods and futures."

Product Revenues. Premiums and product charges for the fourth quarter of 2015 totaled $76.5 million compared to $73.0 million in the fourth quarter of 2014. Interest sensitive product charges increased two percent while traditional life insurance premiums increased six percent during the quarter. Premiums collected(2) in the fourth quarter of 2015 totaled $174.7 million compared to $142.1 million in the fourth quarter of 2014. Annuity premiums collected increased 51 percent due to a limited offering of certain short-term annuity products, while life insurance premiums collected increased four percent.

Investment Income. Net investment income in the fourth quarter of 2015 totaled $99.0 million compared to $98.5 million in the fourth quarter of 2014. The increase is due to higher average invested assets. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.55 percent for the year ended December 31, 2015, compared to 5.61 percent for the year ended December 31, 2014. Investment fee income totaled $0.05 per share in the fourth quarter of 2015. At December 31, 2015, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $143.0 million in the fourth quarter of 2015, an increase from $137.7 million in the fourth quarter of 2014. Death benefits, net of reinsurance and reserves released, totaled $26.0 million in the fourth quarter of 2015, compared to $22.1 million in the fourth quarter of 2014. By its nature, mortality experience can fluctuate from quarter to quarter. During the fourth quarter of 2015, FBL Financial Group refined mortality assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products, via unlocking. This resulted in an unfavorable pre-tax impact of $0.7 million.

Net Income Taxes. FBL Financial Group's effective tax rate on net income from continuing operations was 28.6% for the fourth quarter of 2015, compared to 32.7% for the fourth quarter of 2014. The decrease is primarily due to the tax benefit from the disposition of an equity method investment.

Net Realized Gains/Losses on Investments. In the fourth quarter of 2015, FBL Financial Group recognized net realized gains on investments of $3.6 million. The net realized gain on investments of $3.6 million is attributable to realized gains on sales of $3.7 million and realized losses on sales of $0.1 million.

Stock Repurchases. FBL Financial Group has $39.0 million remaining under its current stock repurchase program. FBL Financial Group did not repurchase any shares of its Class A common stock or Class B common stock during the fourth quarter of 2015.

Capital and Book Value. As of December 31, 2015, the book value per share of FBL Financial Group common stock totaled $45.61, compared to $50.57 at December 31, 2014. Book value per share, excluding accumulated other comprehensive income(3), totaled $40.99 at December 31, 2015, compared to $40.11 at December 31, 2014. The December 31, 2015 company action level risk based capital ratio of

FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 570 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 12, 2016, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Interest sensitive product charges	$28,334	$27,685	$114,584	$109,770
Traditional life insurance premiums	48,198	45,344	190,956	183,300
Net investment income	99,005	98,492	391,149	382,082
Net realized capital gains on sales of investments	3,553	221	11,062	3,760

Total other-than-temporary impairment losses	—	(549)	(719)	(822)
Non-credit portion in other comprehensive income	—	—	146	—
Net impairment losses recognized in earnings	—	(549)	(573)	(822)

Other income	3,534	3,954	15,631	14,849
Total revenues	182,624	175,147	722,809	692,939

Benefits and expenses:
Interest sensitive product benefits	54,322	53,395	217,443	211,540
Traditional life insurance benefits	44,178	41,013	176,145	162,876
Policyholder dividends	3,026	2,926	11,828	12,012
Underwriting, acquisition and insurance expenses	36,133	34,711	143,668	138,258
Interest expense	1,213	1,212	4,850	4,707
Other expenses	4,082	4,446	17,507	16,445
Total benefits and expenses	142,954	137,703	571,441	545,838
	39,670	37,444	151,368	147,101
Income taxes	(11,361)	(12,233)	(47,418)	(47,335)
Equity income, net of related income taxes	2,591	2,932	9,523	10,103
Net income	30,900	28,143	113,473	109,869
Net loss attributable to noncontrolling interest	5	5	54	72
Net income attributable to FBL Financial Group, Inc.	$30,905	$28,148	$113,527	$109,941

Earnings per common share - assuming dilution	$1.23	$1.13	$4.53	$4.39

Weighted average common shares	24,920,539	24,830,476	24,927,209	24,866,284
Effect of dilutive securities	75,191	131,709	89,274	149,960
Weighted average common shares - diluted	24,995,730	24,962,185	25,016,483	25,016,244

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$30,905	$28,148	$113,527	$109,941
Adjustments:
Net realized gains/losses on investments (a)	(4,077)	220	(8,498)	(1,786)
Change in net unrealized gains/losses on derivatives (a)	(844)	(21)	(141)	(1,114)
Operating income	$25,984	$28,347	$104,888	$107,041

Operating income per common share - assuming dilution	$1.04	$1.13	$4.19	$4.27

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2015	December 31, 2014
Book value per share	$45.61	$50.57
Less: Per share impact of accumulated other comprehensive income	4.62	10.46
Book value per share, excluding accumulated other comprehensive income	$40.99	$40.11

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $114.5 million at December 31, 2015 and $258.4 million at December 31, 2014. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2015	December 31, 2014
Assets
Investments	$7,722,753	$7,680,970
Cash and cash equivalents	29,490	76,632
Deferred acquisition costs	335,783	220,760
Other assets	418,721	403,013
Assets held in separate accounts	625,257	683,033
Total assets	$9,132,004	$9,064,408

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,401,481	$6,125,118
Other policy funds, claims and benefits	638,362	625,529
Debt	112,000	97,000
Other liabilities	220,430	280,846
Liabilities related to separate accounts	625,257	683,033
Total liabilities	7,997,530	7,811,526

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	149,248	144,625
Class B common stock	72	72
Accumulated other comprehensive income	114,532	258,410
Retained earnings	867,574	846,737
Total FBL Financial Group, Inc. stockholders' equity	1,134,426	1,252,844
Noncontrolling interest	48	38
Total stockholders' equity	1,134,474	1,252,882
Total liabilities and stockholders' equity	$9,132,004	$9,064,408

Common shares outstanding	24,808,176	24,715,316

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